UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 8, 2006

PRUDENTIAL FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

New Jersey	001-16707	22-3703799
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

751 Broad Street

Newark, New Jersey 07102

(Address of principal executive offices and zip code)

(973) 802-6000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On March 8, 2006, Prudential Financial, Inc. (the “Company”) entered into an agreement to acquire Allstate Financial’s variable annuity business through a reinsurance transaction. The Company’s initial investment in the business, reflecting total consideration to Allstate, related taxes, and capital requirements, is expected to be approximately $560 million. The payment to Allstate is subject to adjustment for market movements between signing and closing. Over the course of a transition period of up to 24 months from closing, the Company will assume the administration of Allstate Financial’s in-force variable annuities, with account values of approximately $16 billion as of December 31, 2005. As part of the transaction, the Company will be granted exclusive distribution rights to sell variable annuity products through Allstate’s proprietary distribution force of approximately 13,700 independent contractors and financial professionals. The transaction will also enable the Company to build and enhance its relationships with Allstate’s non-proprietary channel, including a number of major national wirehouses and regional securities firms. With respect to Allstate’s Bank channel, Allstate Financial will continue to market variable annuity products through its extensive set of bank distribution relationships by transitioning to an Allstate-branded, Prudential-designed variable annuity. Allstate Financial’s annuity contracts will retain the names of the Allstate affiliate underwriting companies but will be administered by the Company after the transition period. Allstate Financial’s variable annuity operations and systems, most operating personnel, legal entities, leases and other contracts and pre-closing contingent liabilities are not included in the transaction. Completion of the transaction, currently expected to occur during the second quarter of 2006, is subject to customary closing conditions, including regulatory approvals.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date March 8, 2006

PRUDENTIAL FINANCIAL, INC.

By:	/s/ Brian J. Morris
Name:	Brian J. Morris
Title:	Assistant Secretary